Exhibit 99.1

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

In re:	§ §	Chapter 11
SAEXPLORATION HOLDINGS, INC., et al.,	§ § §	Case No. 20-34306 (MI)
Debtors.[1]	§ §	(Jointly Administered)

FINAL ORDER ESTABLISHING CERTAIN NOTICE AND

HEARING PROCEDURES FOR TRANSFERS OF, AND DECLARATIONS

OF WORTHLESSNESS WITH RESPECT TO CERTAIN EQUITY INTERESTS

OF SAEXPLORATION HOLDINGS, INC. EFFECTIVE AS OF THE PETITION DATE

[Relates to Docket Nos. 8 & 39]

The above-referenced debtors and debtors-in-possession (collectively, the “Debtors”) filed their motion (the “Motion”)2 for interim and final orders under sections 105(a), 362(a)(3), and 541 of the Bankruptcy Code, Bankruptcy Rules 3001, 3002, 6003, and 6004, Bankruptcy Local Rule 9013-1(i), and the Complex Case Procedures establishing certain notice and hearing procedures that must be satisfied before certain shareholders may make transfers of, and declarations of worthlessness with respect to certain Equity Interests in SAE; and the Court having reviewed the Motion and the First Day Declaration; and the Court having determined that the relief requested in the Motion is in the best interests of the Debtors, their estates, their creditors, and other parties in interest; and the Court having jurisdiction to consider the Motion and the relief requested therein in accordance with 28 U.S.C. § 1334(b); and it appearing that the Motion is a core proceeding pursuant to 28 U.S.C. § 157(b)(2) and the Court may enter a final

[1]

The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, as applicable, are as follows: SAExploration Holdings, Inc. (7100), SAExploration Sub, Inc. (8859), SAExploration, Inc. (9022), SAExploration Seismic Services (US), LLC (5057), and NES, LLC. The address of the Debtors’ headquarters is: 1160 Dairy Ashford Road, Suite 160, Houston, TX 77079.

[2]	Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Motion.

order consistent with Article III of the United States Constitution; and it appearing that venue of this proceeding and the Motion in this district is proper pursuant to 28 U.S.C. § 1408; and it appearing that proper and adequate notice of the Motion has been given and that no other or further notice is necessary; and upon the record herein; and after due deliberation thereon; and good and sufficient cause appearing therefor.

It is therefore ORDERED THAT:

1.         Within three (3) business days of the entry of this Final Order, the Debtors shall send the notice of this Final Order to all parties that were served with notice of the Motion, publish the Notice of Final Order once in the national edition of The New York Times, file a Form 8-K with a reference to the entry of the Final Order, and post the Final Order, Procedures, Declarations, and Notice of Order to the website established by Epiq for these Chapter 11 Cases: https://dm.epiq11.com/SAExploration.

2.         The purchase, sale, or other transfer of Equity Interests or declaration of worthlessness in violation of the procedures set forth herein shall be null and void ab initio as an act in violation of the automatic stay under sections 362 and 105(a) of the Bankruptcy Code.

3.         The following procedures and notices are approved and shall apply to transfers of Equity Interests (the “Equity Transfer Procedures”):

a.

Any person or entity (as defined in U.S. Treasury Regulations Section 1.382-3(a)) who currently is or hereafter becomes a Substantial Shareholder (as defined below) must file with the Court, and serve upon the Debtors and counsel for the Debtors, a notice of such status, in substantially the form attached to the Motion as Exhibit A, on or before the later of (i) twenty-one (21) calendar days after entry of the Interim Order, and (ii) ten (10) calendar days after becoming a Substantial Shareholder.

b.

At least thirty (30) calendar days prior to effectuating any transfer of Equity Interests (including options to acquire stock) that would result in an increase in the amount of Equity Interests beneficially owned by a Substantial Shareholder, or would result in a person or entity becoming a

Substantial Shareholder, such Substantial Shareholder, person or entity must file with the Court, and serve upon the Debtors and counsel for the Debtors, an advance written notice of the intended transfer of Equity Interests, in substantially the form attached to the Motion as Exhibit B (each a “Notice of Intent To Purchase, Acquire or Otherwise Accumulate”).

c.

At least thirty (30) calendar days prior to effectuating any transfer of Equity Interests (including options to acquire stock) that would result in a decrease in the amount of Equity Interest beneficially owned by a Substantial Shareholder, or would result in a person or entity ceasing to be a Substantial Shareholder, such Substantial Shareholder, person or entity must file with the Court, and serve upon the Debtors and counsel for the Debtors, an advance written notice of the intended transfer of Equity Interests, in substantially the form attached to the Motion as Exhibit C (each a “Notice of Intent To Sell, Trade or Otherwise Transfer” and, collectively with each Notice of Intent To Purchase, Acquire or Otherwise Accumulate, a “Notice of Proposed Transfer”).

d.

The Debtors shall have twenty-one (21) calendar days after receipt of a Notice of Proposed Transfer to file with the Court and serve on such Substantial Shareholder, person or entity an objection to any proposed transfer of Equity Interests described in the Notice of Proposed Transfer on the ground that such transfer might adversely affect the Debtors’ ability to utilize their Tax Attributes. If the Debtors file an objection, such transfer would not be effective unless approved by a final and non-appealable order of the Court. If the Debtors do not object within such 21-day period, such transfer shall be permitted to proceed solely as set forth in the Notice of Proposed Transfer. Further transfers within the scope of this paragraph (d) shall be the subject of additional notices as set forth herein, with additional 21-day waiting periods.

4.         The following procedures and notices are approved and shall apply to declarations of worthless stock (the “Worthless Stock Procedures,” and collectively with the Equity Transfer Procedures, the “Procedures”):

a.

Any person or entity (as defined in U.S. Treasury Regulations Section 1.382-3(a)) who currently is or hereafter becomes a 50-Percent Shareholder must file with the Court, and serve upon the Debtors and counsel for the Debtors, a Notice of Status as a 50-Percent Shareholder, substantially in the form attached to the Motion as Exhibit D, on or before the later of twenty-one (21) calendar days after entry of the Interim Order, and (ii) ten (10) calendar days after becoming a 50-Percent Shareholder.

b.

Prior to filing any federal or state tax return, or any amendment to such a return, or taking any other action that claims any deduction for worthlessness of beneficial ownership of Equity Interests for a taxable year ending before the Debtors’ emergence from chapter 11 protection, such 50-Percent Shareholder must file with the Court and serve upon the Debtors and counsel for the Debtors, a notice of intent to claim a worthless stock deduction (a “Notice of Intent to Claim a Worthless Stock Deduction”), substantially in the form attached to the Motion as Exhibit E.

(1)

The Debtors shall have 30 calendar days after receipt of a Notice of Intent to Claim a Worthless Stock Deduction to file with the Court and serve on such 50-Percent Shareholder an objection to any proposed claim of worthlessness described in the Notice of Intent to Claim a Worthless Stock Deduction on the ground that such claim might adversely affect the Debtors’ ability to utilize their Tax Attributes.

(2)

If the Debtors timely object, the filing of the tax return or amendment thereto with such claim will not be permitted unless approved by a final and non-appealable order of the Court, unless the Debtors withdraw such objection.

(3)

If the Debtors do not object within such 30-day period, the filing of the return or amendment with such claim will be permitted solely as described in the Notice of Intent to Claim a Worthless Stock Deduction. Additional returns and amendments within the scope of this section must be the subject of additional notices as set forth herein, with an additional 30-day waiting period. To the extent that the Debtors receive an appropriate Notice of Intent to Claim a Worthless Stock Deduction and determine in their business judgment not to object, they shall provide notice of that decision as soon as is reasonably practicable to any statutory committee(s) appointed in the Chapter 11 Cases.

6.         For purposes of the Procedures: (i) a “Substantial Shareholder” is any person or entity that has beneficial ownership of at least 4.5% of (A) all issued and outstanding shares of Common Stock, or (B) the total value of Equity Interests, (ii) a “50-Percent Shareholder” is any person or entity that beneficially owns in excess of 49.5% of (A) all issued and outstanding shares of Common Stock, or (B) the total value of Equity Interests, (iii) “beneficial ownership” of Equity Interests means beneficial ownership for U.S. federal income tax purposes as determined in accordance with applicable rules under Section 382, U.S. Treasury Regulations promulgated thereunder and rulings issued by the Internal Revenue Service, and thus, to the extent provided therein, from time to time shall include, without limitation, (a) direct and indirect, actual and constructive, beneficial ownership (for example, a holding company would be considered to beneficially own all shares owned or acquired by its subsidiaries), (b) ownership by such holder’s family members and other related persons and persons acting in concert with such holder to make a coordinated acquisition of stock, and (c) ownership of shares which such holder has an option to acquire, and (iv) an “option” to acquire stock includes any option, contingent purchase, warrant, put, stock subject to risk of forfeiture, contract to acquire stock, or similar interest, regardless of whether it is contingent or otherwise not currently exercisable. For purposes of the Procedures, the Debtors have approximately 6.6 million outstanding shares of Common Stock.

7.         The Debtors may waive, in writing and in their sole and absolute discretion, any and all restrictions, stays, and notification procedures contained in this Final Order, and any party in interest may request emergency relief from the restrictions, stays, and notification procedures contained in this Final Order.

8.         The Debtors shall serve a notice in substantially the form attached to the Motion as Exhibit F (the “Notice of Order”) to the Initial Notice Parties and to all shareholders on the books and records of the transfer agent for Equity Interests (including any holders of options with respect thereto).

9.         The Debtors shall provide sufficient copies of the Notice of Order to any banks or brokers, or such firms’ mailing agent (collectively, “Nominees”) with instructions to provide the Notice of Order to all beneficial owners of Equity Interests for which it is Nominee, and shall reimburse such Nominees for customary mailing and handling expenses incurred in sending the Notice of Order to the Substantial Shareholders.

10.        Nothing herein shall preclude any person desirous of acquiring any Common Stock from requesting relief from this Final Order from this Court, subject to the Debtors’ rights to oppose such relief.

11.        Other than to the extent that this Final Order expressly conditions or restricts trading in Common Stock, nothing in this Final Order or in the Motion shall, or shall be deemed to, prejudice, impair, or otherwise alter or affect the rights of any holders of Common Stock, including in connection with the treatment of any such stock under any chapter 11 plan or any applicable bankruptcy court order.

12.        The requirements set forth in this Final Order are in addition to the requirements of Bankruptcy Rules 3001 and 3002 and all applicable securities, corporate, and other laws, and do not waive compliance or excuse non-compliance therewith.

13.        The Debtors are authorized and empowered to take all actions necessary to implement the relief granted in this Final Order.

14.        Entry of this Final Order does not prejudice to the right of any party to seek to shorten any of the time periods for filing and serving any notices or objections required hereunder.

15.        The Court retains jurisdiction with respect to all matters arising from or related to the implementation, interpretation, and enforcement of this Final Order.

16.        Notice of the Motion as provided therein shall be deemed good and sufficient notice of the Motion and the requirements of Bankruptcy Rule 6004(a) and the Bankruptcy Local Rules are satisfied by such notice.

17.        Notwithstanding Bankruptcy Rule 6004(h), this Final Order shall be effective and enforceable immediately upon entry hereof.

Signed: September 17, 2020

Houston, Texas

/s/ Marvin Isgur
THE HONORABLE MARVIN ISGUR
UNITED STATES BANKRUPTCY JUDGE